Exhibit 10.1
Description of September 17, 2009 restricted stock award
On September 17, 2009, the Compensation Committee of the Board of Directors of National Fuel Gas Company (the “Company”) awarded Matthew D. Cabell 35,000 shares of restricted stock of the Company under the Company’s 1997 Award and Option Plan (the “Plan”). Mr. Cabell is President of Seneca Resources Corporation, the Company’s natural gas and oil exploration and production subsidiary.
Vesting restrictions on the shares of restricted stock will lapse on March 20, 2018. Mr. Cabell will forfeit the shares if his employment with the Company and its subsidiaries terminates for any reason, except death or disability, prior to the expiration of the vesting restrictions. In the event of Mr. Cabell’s death or disability, all vesting restrictions will lapse on such date. In the event of a change in control of the Company or change in ownership of the Company, as defined in the Plan, all vesting restrictions will immediately lapse. Mr. Cabell will have the right to vote the shares of restricted stock and the right to receive cash dividends on the shares, as and when paid.